10f-3 REPORT

SMITH BARNEY INCOME FUNDS
SMITH BARNEY DIVIDEND AND INCOME FUND

May 1, 2004 through July 31,2004

	            Trade				                   % of
Issuer	            Date   Selling Dealer	        Amount	  Price	   Issue (1)

Iasis Healthcare  6/10/04  Bank of America Securities	$225,000 $100.000  7.37	A







(1)  Represents purchases by all affiliated funds and discretionary accounts;

     may not exceed 25% of the principal amount of the offering.

A-Includes purchases of $34,775,000 by other affiliated mutual funds and discretionary accounts.